Exhibit 8.1

January 9, 2023

LanzaTech NZ. Inc.

8045 Lamon Avenue, Suite 400

Skokie, Illinois 60077

Ladies and Gentlemen:

We have acted as United States tax counsel to LanzaTech NZ, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated March 8, 2022, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated December 7, 2022 (the “Merger Agreement”), by and among AMCI Acquisition Corp. II, a Delaware corporation (“AMCI”), AMCI Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of AMCI (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company  surviving the merger as a wholly owned subsidiary of AMCI (the “Business Combination”). Reference is made to the Registration Statement on Form S-4 of AMCI (File No. 333-264811), including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”), relating to the Business Combination. Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed necessary or appropriate, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification or investigation, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents), (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents, (v) all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents; (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms; (vii) that the parties to the Merger Agreement will file all applicable tax returns consistent with the Intended Tax Treatment (as defined in the Merger Agreement); (viii) in the case of any statement or representation in such documents relating to the existence of any plan, intention, understanding or agreement, that there was in fact an actual intention to execute such plan, intention, understanding or agreement, as the case may be; (ix) in the case of any statement or representation in such documents relating to the absence of any plan, intention, understanding or agreement, that there was in fact no actual intention to execute such plan, intention, understanding or agreement, as the case may be; (x) the statements and representations made by the Company in its officer’s certificate dated the date hereof and delivered to us for purposes of this opinion (the Officer’s Certificate”) are true, complete and correct and will remain true, correct and complete at all times up to and including the Effective Time; and (xi) in the case of any statement or representation in such documents that is made “to the knowledge of” or “to the best knowledge of” any person or that is similarly qualified, such statement or representation is true, complete and correct without any such qualification (such clauses (i) through (xi) to be referenced herein as the “Opinion Assumptions”). In rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.   This opinion letter is provided solely pursuant to the Registration Statement and is not to be relied upon for any other purpose.  This opinion letter is rendered in accordance with the requirements of Item 601(b)(8) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service (“IRS”) and (as customary in transactions of this type) no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or otherwise in connection with the transactions effected pursuant to the Merger Agreement (and any other documents or agreements executed in connection with the transactions contemplated thereunder). The opinion expressed below is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

Based upon and subject to the foregoing, including the accuracy of the Opinion Assumptions, and subject to the qualifications, assumptions and limitations contained herein, we hereby adopt as our opinion the statements of United States federal income tax law as set forth in the Registration Statement  under the caption “U.S. Federal Income Tax Considerations.”

The opinion expressed above is limited to questions arising under the federal laws of the United States.  We do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Covington & Burling LLP